Exhibit 99.1

Press Release	Source: DG FastChannel, Inc.

DG FastChannel Previews 2006 Third Quarter Results
Tuesday September 26, 7:00 am ET

- Forecasts Year over Year Growth in Pro Forma Core Ads Business Revenues -

- Raises Estimate of Annual Merger Synergies to $12 Million -

- Expects Significant Near-Term EBITDA Growth -

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (the ‘Company’), (NASDAQ: DGIT), the leading provider of digital media advertising services to the advertising and broadcast industries, today provided a preliminary preview of financial results for the third quarter ending September 30, 2006.

Digital Generation Systems, Inc. and FastChannel Network, Inc. merged to become DG FastChannel on June 1, 2006. The third quarter will be the first full quarter in which results from both companies are reported. For the three months ending September 30, 2006, DG FastChannel expects to report consolidated revenues of approximately $18.6 - $19.0 million, compared to consolidated revenue of $13.1 million as reported in the three months ended September 30, 2005. Notably, DG FastChannel expects to report year-over-year growth in pro forma core Ads revenues for the three months ending September 30, 2006 compared with the same period a year ago. Core Ads revenues are comprised of video, audio and print distribution, Source TV/Creative Channel and related services, and exclude the Company’s StarGuide Digital Networks division.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG FastChannel, commented, “The anticipated third quarter results indicate that the DG FastChannel business model is progressing at a healthy pace. Increased on-line video traffic, implementation of next-generation technologies to improve the advertising workflow and increasing demand from advertisers for HD deliveries all bode well for the Company’s future.”

DG FastChannel announced on August 9th that it expected to generate approximately $9 million of annual operational synergies as a result of the merger and that definitive action on over $6.5 million in cost synergies had been taken. Reflecting further recent integration and consolidation initiatives, the Company now expects to achieve total operating savings, on an annual run rate basis, of approximately $12 million. To date, the Company has taken action on at least $9 million of such cost savings.

Mr. Ginsburg stated, “Over the next three quarters, the full effect of the $12 million in cost synergies related to the merger is expected to be fully incorporated into our financial results. The merger is fulfilling our expectations for growth, while the additional cost savings reflect the Company’s focus on improving the bottom line.”

Based on anticipated third quarter 2006 revenue levels, DG FastChannel expects to record significantly higher levels of EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) in the three months ended September 30, 2006 compared with the same prior year period when the Company reported EBITDA of $1.0 million.

Separately, DG FastChannel continues to explore and evaluate its options to monetize the assets and intellectual property of its StarGuide Digital Networks division.

DG FastChannel expects to report actual results for the quarter ended September 30, 2006 during the second week of November. Details of the conference call and simultaneous webcast will be provided at a later time.

EBITDA Definition
EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (‘GAAP’), the Company believes they may be useful to an investor in evaluating its performance. However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.

Forward-Looking Statements
This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG FastChannel’s business are set forth in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 27, 2006. DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

About DG FastChannel, Inc.
DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. For more information visit www.dgsystems.com, www.fastchannel.com or www.dgfastchannel.com.

Contact:
DG FastChannel, Inc.
Omar Choucair, 972-581-2000
or
Jaffoni & Collins Incorporated
Joseph Jaffoni, 212-835-8500
dgit@jcir.com